EX-99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-1A our report dated April 16, 2020, relating to the financial statements of AllianzIM U.S. Large Cap Buffer20 Apr ETF, a series of AIM ETF Products Trust, as of April 7, 2020, and to the references to our firm under the headings “Fund Service Providers” in the Prospectus and “Fund Service Providers” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
May 15, 2020